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                                                                  Exhibit 3.1(D)


                               ARTICLES OF MERGER

                                       OF

                         SHARP FLORIDA ACQUISITION CORP.
                             (A FLORIDA CORPORATION)

                                  WITH AND INTO

                             SHARP TECHNOLOGY, INC.
                            (A DELAWARE CORPORATION)

         Pursuant to Section 607.1105 of the Florida Business Corporation Act, the undersigned corporations adopt the following Articles of Merger:

FIRST: The plan of merger is as follows:

         1. MERGER. SHARP FLORIDA ACQUISITION CORP., a Florida corporation bearing Document #P00000111533 ("Acquisition") shall be merged (the "Merger") with and into SHARP TECHNOLOGY, INC., a Delaware corporation ("Sharp"). Acquisition and Sharp are sometimes hereinafter collectively referred to as the "Constituent Corporations." Sharp shall be the surviving corporation of the Merger (the "Surviving Corporation"), effective upon the date when these Articles of Merger are filed with the Department of State of the State of Florida (the "Effective Date").

         2. ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation and the By-Laws of Sharp, as same shall exist from and after the Effective Date, shall be the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Date, unless and until the same shall be amended or repealed in accordance with the provisions thereof or applicable law, which power to amend or repeal is hereby expressly reserved, and all rights or powers of whatsoever nature conferred in such Articles of Incorporation and By-Laws of the Surviving Corporation, shall constitute the Articles of Incorporation and By-Laws of the Surviving Corporation separate and apart from these Articles of Merger.

Clint J. Gage, Esq., FL Bar #00191776
Atlas Pearlman, P.A.
350 East Las Olas Boulevard
Suite 1700
Fort Lauderdale, Florida 33301
(954) 766-7864

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         3. SUCCESSION. On the Effective Date, Sharp shall continue its corporate existence under the laws of the State of Delaware, and the separate existence and corporate organization of Acquisition, except insofar as it may be continued by operation of law, shall be terminated and cease.

         4. CONVERSION OF SHARES. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, each outstanding share of Acquisition's common stock ("Acquisition Common Stock") shall be converted into one share of Sharp common stock, $.001 par value ("Sharp Common Stock"), and each outstanding share of Sharp Common Stock shall be converted into 1/3 of a share of the common stock ("Celebrity Common Stock") of Celebrity Entertainment Group, Inc., a Wyoming corporation and parent company of Acquisition ("Celebrity"), pursuant to Section 7 and Section 8 of the Agreement and Plan of Merger (the "Plan of Merger") between Acquisition, Sharp, and Celebrity.

SECOND: The Effective Date of the Merger is the date upon which these Articles of Merger are filed with the Secretary of State of the State of Florida.

THIRD: The Plan of Merger was adopted by Acquisition's sole director by Written Consent dated December 15, 2000, and by Acquisition's sole shareholder by Written Consent dated December 15, 2000; and by Sharp's board of directors by Unanimous Written Consent dated December 18, 2000, and by Sharp's shareholders by Written Consent of the holders of a majority of the shares of outstanding Sharp Common Stock dated December 8, 2000; and by Celebrity's sole director by Written Consent dated December 15, 2000.

Signed this 18 day of December 2000.

SHARP FLORIDA ACQUISITION CORP.                   SHARP TECHNOLOGY, INC.
A FLORIDA CORPORATION                             A DELAWARE CORPORATION


By: /s/ Alan Pavsner                              By: /s/ George Sharp
    ----------------------------                      -------------------------
    Alan Pavsner                                      George Sharp
    Its President                                     Its President


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